Annex A

Transactions in Class A Common Stock

The following table sets forth all the sales of shares of Class A Common Stock effected between December 2, 2025 and March 10, 2026 by NCSL. All such transactions were effected in the open market through brokers and the price per share is net of commissions.

Reporting Person	Trade Date	Number of shares of Class A Common Stock	Trade Price (1)	Buy/Sell	Execution Type
Novator Capital Sponsor Ltd.	12/2/2025	12,711	14.12	Sell	Nasdaq
Novator Capital Sponsor Ltd.	12/3/2025	898	13.75	Sell	Nasdaq
Novator Capital Sponsor Ltd.	12/5/2025	10	13.25	Sell	Nasdaq
Novator Capital Sponsor Ltd.	12/6/2025	36,381	12.50	Sell	Nasdaq
Novator Capital Sponsor Ltd.	12/10/2025	16,684	12.54	Sell	Nasdaq
Novator Capital Sponsor Ltd.	12/12/2025	43	12.25	Sell	Nasdaq
Novator Capital Sponsor Ltd.	12/13/2025	50,655	11.30	Sell	Nasdaq
Novator Capital Sponsor Ltd.	01/12/2026	2,336	40.00	Sell	Nasdaq
Novator Capital Sponsor Ltd.	01/13/2026	60,696	40.00	Sell	Nasdaq
Novator Capital Sponsor Ltd.	02/25/2026	50,000	29.50	Sell	Nasdaq
Novator Capital Sponsor Ltd.	03/10/2026	50,000	35.50	Sell	Nasdaq

(1) The price reported in column 4 is a weighted average price. The reporting person undertakes to provide to Better Home & Finance Holding Co., any security holder of Better Home & Finance Holding Co., or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth herein.